Exhibit 10.7

AGREEMENT

BETWEEN

OncoMethylome Sciences, Inc., a company incorporated in the state of Delaware and with offices in North Carolina. Hereinafter referred to as the COMPANY. The COMPANY is represented by Herman Spolders for purposes of this Agreement.

And

Mr. Joseph Sollee, residing at                    . Hereinafter referred to as EMPLOYEE.

Article 1 - Scope of Services

1.1	The COMPANY hereby employs EMPLOYEE as General Counsel, and EMPLOYEE hereby accepts such employment upon the terms and conditions set forth herein. EMPLOYEE shall report to the CEO (CEO being the CEO of OncoMethylome Sciences S.A. (the PARENT)). The tasks of EMPLOYEE include but are not limited to the following:

-	Coordinate the legal aspects of the Group

-	Assist in the Group’s Corporate, Intellectual Property and Business Development activities

In the performance of those tasks EMPLOYEE shall not, without the express prior written approval of the CEO, enter into any contract on behalf of the COMPANY or bind the COMPANY in any other way.

1.2	While so employed, EMPLOYEE agrees to diligently and faithfully perform those tasks set forth in Section 1.1 and to use his reasonable best efforts, skills and abilities to further the interests of the COMPANY. EMPLOYEE shall be based in the Raleigh-Durham area of North Carolina, and shall conduct work on behalf of the COMPANY at the offices of the COMPANY in Durham, North Carolina or remotely, on a schedule to be agreed from time to time between CEO and EMPLOYEE.

1.3	EMPLOYEE agrees to comply with all applicable governmental laws, rules and regulations, and policies, standards and regulations of the COMPANY now existing or hereafter promulgated

1.4	EMPLOYEE confirms that he is in possession of all the necessary documents to be legally employed and to reside in the United States.

Article 2 - Remuneration and Benefits

2.1	EMPLOYEE shall receive an annual base salary of USD 200,000.00, less required federal and state withholdings and other authorized deductions, payable in accordance with the COMPANY’S normal payroll schedule. If EMPLOYEE is employed for less than a full calendar year, he will receive a pro-rata share of the annual base salary based on the time of actual service during the year.

Not later than June 30, 2008 or within thirty days after the effective date of employment identified in Section 3.1, EMPLOYEE will be granted options to purchase 25,000 shares of common stock of the PARENT, at an exercise price equal to the fair market value of the PARENT common stock at or near the date of grant. Such options will be incentive stock options to the extent permissible under applicable tax laws. For clarity, (i) the above-referenced grant is in addition to the existing options held by EMPLOYEE, which existing options shall continue to vest, each in accordance with its terms following the effective date of employment, and (ii) based on EMPLOYEE’s prior and continuing service to the COMPANY, the one-year-of-service cliff vesting limitation shall not be applicable to EMPLOYEE with respect to the above-referenced grant.

EMPLOYEE shall be eligible to participate in the COMPANY’s group welfare and employee benefit plans made available generally to the COMPANY’s full-time employees, subject to and on a basis consistent with the terms and conditions established by the applicable plan documents, with the cost of coverage under such plans to be covered on the same basis as for other senior executives of COMPANY. EMPLOYEE shall be entitled annually to paid vacation and other paid time off in compliance with all applicable laws and in accordance with the terms and conditions of the COMPANY’s vacation and professional leave policies generally applicable to other senior executives of the COMPANY, as may be amended from time to time in the COMPANY’s sole discretion. EMPLOYEE shall be:

(i) eligible for annual bonuses to be decided upon annually by the CEO and Board of Directors on the same basis as for other senior executives of COMPANY, with an initial target annual bonus of 15%. The attribution of bonuses in any given year does not constitute an obligation for the COMPANY to attribute such benefits in the ensuing years;

(ii) eligible for employee stock options (in addition to the above-specified hire options) to be decided upon annually by the CEO and Board of Directors. The attribution of stock options in any given year does not constitute an obligation for the COMPANY to attribute such benefits in the ensuing years;

(iii) entitled to 4 weeks of paid holidays and vacation per calendar year. If EMPLOYEE starts his contract or terminates his contract other than on the last day of the year, EMPLOYEE will be entitled to receive the pro-rata share of the 4 weeks mentioned in the previous sentence;

(iv) eligible to participate in any comprehensive group medical, dental and disability plans provided by COMPANY, to the extent allowed by the terms of such plans, with the cost of coverage for EMPLOYEE (and, with respect to medical and dental plans, his family) to be covered by COMPANY; and

(v) eligible to participate in any 401(k) plans provided by COMPANY, to the extent allowed by the terms of such plans.

2.2	The COMPANY will reimburse EMPLOYEE for all reasonable expenses properly incurred by EMPLOYEE for the benefit of the COMPANY, subject to the review and approval of the CEO, including for example telecommunications (i.e. blackberry) and legal licensure (U.S. State Legal Bars and CLE programs). EMPLOYEE shall submit these expenses at the end of each month using the COMPANY’s Expense Reimbursement Form and shall attach the original invoices to the Form.

Article 3 - Term and Termination; Effect of Termination

3.1	This contract will take effect on April 28, 2008 (or earlier at EMPLOYEE’s convenience) and shall continue until EMPLOYEE’s employment is otherwise terminated, whether by EMPLOYEE or the COMPANY, each in its sole discretion. In connection with any such termination, the COMPANY shall pay EMPLOYEE all compensation and benefits accrued, but unpaid (including any accrued but unused vacation), up to the date of termination.

3.2	All information, documents and material entrusted to EMPLOYEE within the framework of this Agreement shall remain the property of the COMPANY. EMPLOYEE is required to return all such information, documents and material to the COMPANY (and all copies and reproductions thereof) at the moment of termination of this Agreement for whatever reason.

3.3	Except as otherwise provided below in this Section 3, if EMPLOYEE’s employment is terminated involuntarily by the COMPANY without Cause, or EMPLOYEE resigns his employment for Good Reason, then: (i) the COMPANY shall continue to pay EMPLOYEE each month, for a period of four (4) months from the date of termination, an amount equal to one twelfth (1/12) of EMPLOYEE’s annual base salary in effect as of the date of termination, (ii) the COMPANY will maintain (and pay premiums on) EMPLOYEE’s group medical and dental coverage during the period EMPLOYEE is receiving payments under clause (i) of this Section 3.3; and (iii) except in the case where EMPLOYEE resigns based on a material diminution in his duties, responsibilities, authorities, powers or functions (i.e. clause (ii) of the Good Reason definition), any outstanding but unvested or partially vested options held by EMPLOYEE in COMPANY and/or PARENT shall automatically (or, to the extent required by the terms of the applicable Stock Option Plan, following necessary board action) become fully vested and exercisable as of the effective date of such termination, with EMPLOYEE having a minimum of 90 days in which to exercise such option (or longer, as provided in the applicable stock option plan or Stock Option Agreement and/or to account for any lock-up period or closed trading window).

3.4	In the event that any termination that triggers severance under Section 3.3(i) occurs because of a consolidation, merger, reorganization, sale of all or substantially all of the assets or capital stock (including a control group tender offer) of COMPANY or PARENT, or other business combination in which PARENT is not the surviving entity (a “Change of Control”), or in any event at any time within a period commencing six months before and ending twelve months after a Change of Control, then PARENT (itself or through the COMPANY) or the acquiring corporation, as the case may be, shall extend the severance period in Section 3.3(i) and benefits period in Section 3.300 from four (4) to six (6) months, at the same monthly rates; provided that if the PARENT or acquiring corporation offers a more favorable general severance plan or program to similarly-situated executives of the COMPANY, EMPLOYEE may instead elect to participate in such plan or program.

3.5	For purposes of this Article 3:

“Cause” means (i) any wanton or willful dereliction of duties by EMPLOYEE, (ii) EMPLOYEE’s conviction of a felony involving moral turpitude, fraud, theft, embezzlement or financial dishonesty that is materially detrimental to the COMPANY or its good will or that materially causes harm to COMPANY’S relationships with its customers, suppliers or employees, (iii) EMPLOYEE’s habitual and intemperate use of alcohol or illegal drugs that materially interferes with EMPLOYEE’s ability to perform the essential duties of his employment, or (iv) EMPLOYEE’s dishonest or willful breach of the confidentiality, intellectual property or other material provisions of this Agreement provided however, that COMPANY has provided EMPLOYEE with written notice thereof stating with specificity the facts and circumstances underlying the finding of Cause and, if the basis for such finding of Cause is capable of being cured by EMPLOYEE, providing an opportunity to cure the same within thirty (30) calendar days after receipt of such notice.

“Good Reason” means the occurrence of any of the following without EMPLOYEE’s prior written consent: (i) a reduction in EMPLOYEE’s then current annual base salary, (ii) a material diminution in EMPLOYEE’s duties, responsibilities, authorities, powers or functions (other than in connection with EMPLOYEE’s termination by the COMPANY for Cause), (iii) a relocation of EMPLOYEE’s place of employment by more than fifty (50) miles, (iv) a breach by the COMPANY of any material provision of this Agreement or of any equity award or agreement between EMPLOYEE and PARENT, or (v) the failure of the COMPANY to obtain the assumption in writing of its obligations under this Agreement in all material respects by any successor to all or substantially all of its assets after any Change of Control; provided however, that EMPLOYEE has provided COMPANY (prior to his resignation) with written notice thereof stating with specificity the facts and circumstances underlying the finding of Good Reason and, if the basis for such finding is capable of being cured by COMPANY, providing an opportunity to cure the same within thirty (30) calendar days after receipt of such notice.

Article 4 - Confidentiality

4.1	At all times, EMPLOYEE shall hold in strictest confidence and not use or disclose to any person, firm, corporation or any other organisation or entity, including any representative or agent of the foregoing, without prior written authorisation of the COMPANY any Confidential Information.

4.2	“Confidential Information” shall mean, with respect to the COMPANY and its affiliates, any proprietary information, technical data, trade secrets and know-how (including, without limitation, research, product plans, products, services, customer lists and customers), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, data, materials prepared for internal purposes and any other business information of the COMPANY or its affiliates disclosed to EMPLOYEE either directly or indirectly in writing, orally or by drawings or observation. The Confidential Information also includes all analyses, compilations, studies or other documents prepared by EMPLOYEE while in the employment of the COMPANY. EMPLOYEE further understands that “Confidential Information” shall not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of EMPLOYEE or of others who were under confidentiality obligations as to the item or items involved.

4.3	Notwithstanding the present provision, EMPLOYEE may use or disclose Confidential Information to the extent it can demonstrate, by clear and convincing evidence that such Confidential Information:

(i) at the time of disclosure to the COMPANY is generally available to the public, or after such disclosure becomes generally available through no wrongful act by EMPLOYEE;

(ii) is disclosed by EMPLOYEE in order to comply with the requirements of applicable law or governmental regulations, provided that EMPLOYEE gives the COMPANY prior notice of such disclosure and takes reasonable actions to avoid such disclosure or minimize its extent; or

(iii) is independently developed by EMPLOYEE without aid, application or use of the Confidential Information received from the COMPANY as far as related to the activities of the COMPANY or the services it renders to the COMPANY.

4.4	EMPLOYEE recognizes that the COMPANY and its affiliates have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on their part to maintain the confidentiality of such information and to use it only for certain limited purposes. EMPLOYEE agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, corporation or other organisation or to use it, except as necessary to carry out COMPANY business and, where applicable, only as required or authorised under the terms of any agreement between the COMPANY or its affiliates and such third party.

4.5	All obligations of confidentiality under this Agreement shall terminate five (5) years from the date of the termination or expiration of this Agreement, for any reason whatsoever.

Article 5 - Intellectual Property

5.1	EMPLOYEE affirms its obligations to the COMPANY and its affiliates and agrees as follows, recognizing and expressly agreeing that no additional consideration can be claimed for the assignment of the rights hereunder EMPLOYEE hereby irrevocably assigns, worldwide and for the duration of the contract, all Intellectual Property to the COMPANY (or an affiliate or designee of the COMPANY as designated by the COMPANY) (together with such person’s successors and assigns, the “Assignee”) who accepts, all of EMPLOYEES’s rights in all Intellectual Property that it makes or conceives, whether as a sole inventor or sole author, or as a joint inventor or joint author, whenever or wherever made or conceived in the course of EMPLOYEE’s employment with the COMPANY under the present agreement provided and to the extent that such invention relates directly to the Field; to the maximum extent permitted by Section 66-57.1 of North Carolina Commerce and Business Code, a copy of which is attached hereto as Exhibit A (the “Limited Exclusion Notification”). This assignment shall not apply to Intellectual Property previously assigned to a former person or company; provided that such assignment is in writing and precedes this assignment. EMPLOYEE understands and acknowledges that “Intellectual Property” shall mean any information of a technical and/or business nature such as ideas, discoveries, inventions, trade secrets, know-how, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information and writings or other works of authorship, as well as any texts, reports, images, logos, distinctive signs, slogans, schedules, databases, collections of information, packaging, manuals, preparatory design material, inter alia for computer programs, translations, etc. (this enumeration is non exhaustive) in each case made or conceived in the course of EMPLOYEE’s employment with the COMPANY under the present agreement provided and to the extent related directly to the Field.

As far as copyrighted works are concerned, this assignment is agreed upon by EMPLOYEE for all modes of exploitation known on the day of signature of the present agreement, in any form, two dimensional or three-dimensional or in any other way, including in particular the right to record the work by all known means on every medium (paper, three-dimensional or electronic), the right to make an unlimited number of copies of the work, the right to issue copies to the public, the right to make the work public and to communicate the work to the public in any way (including via the Internet) and in all countries of the world, the right to adapt and modify the work (additions, omissions, updates, ...), the right to translate the work in all languages and the right to register the work as a trademark or as a design in the whole world . In case of exploitation of a copyrighted work which enters within the scope of the present agreement in a way which was unknown at the date of signature of the present agreement, EMPLOYEE agrees to negotiate with the COMPANY in good faith an assignment to the COMPANY of the right of exploitation unknown on the day of signature of the present agreement, against a reasonable share in the profit of the exploitation of this work.

In case moral rights exist to the work concerned, EMPLOYEE expressly waives its right to be mentioned as the author in case of exploitation of the work, including computer programs and also expressly waives its right to make the work public. It follows that only the COMPANY will decide unilaterally when and how the said work will be communicated to the public. In case moral rights exist to the work concerned, EMPLOYEE grants the right to the COMPANY to make reasonable modifications and adaptations to its work, in particular modifications inherent to translations, updating, modifications and adaptations of computer programs and databases, modification of the layout of works (sites, databases, forms etc.), the making of summaries or, regarding visual works, the enlargement, reduction, change of colours and contrasts, the isolation of individual elements etc., and EMPLOYEE expressly waives his right to invoke its moral right in order to oppose these modifications or adaptations.

5.2	EMPLOYEE agrees to abstain from using the Intellectual Property created in the Field by it as sole inventor or sole author or joint inventor or joint author within the framework of the present agreement in violation of the rights assigned by the present agreement.

EMPLOYEE agrees in particular not to communicate the Intellectual Property in the Field of which it is sole inventor or sole author or joint inventor or joint author to third parties without prior written approval of the COMPANY.

5.3	During and subsequent to EMPLOYEE’s employment with the COMPANY, upon the request and at the expense of the COMPANY or its Assignee or its nominee and for no additional personal fees, EMPLOYEE agrees to execute any instrument that the COMPANY considers necessary to secure for or maintain for the benefit of the COMPANY or its Assignee adequate patent and other property rights in any country or jurisdiction with respect to any Intellectual Property. EMPLOYEE also agrees to assist the COMPANY or its Assignee as required to draft said instruments and to obtain and enforce such rights. EMPLOYEE acknowledges and agrees that only the COMPANY or its Assignee shall have the right to register a work, as described in Section 5.1, created by EMPLOYEE within the framework of the collaboration covered by the present agreement, as a trademark or as a design.

5.4	EMPLOYEE agrees to promptly disclose to the COMPANY or its Assignee any Intellectual Property when conceived or made by it, in whole or in part, and to make and maintain adequate and current records thereof. Upon the termination of EMPLOYEE’s employment, EMPLOYEE agrees to promptly turn over to the COMPANY or its Assignee all models, prototypes, drawings, records, documents and the like in its possession or under its control, whether prepared by EMPLOYEE or others, relating to Intellectual Property, and any other work done for the COMPANY and its affiliates related thereto. EMPLOYEE acknowledges that all such items are the sole property of the COMPANY or its Assignee.

5.5	Subject to Section 5.1, EMPLOYEE agrees that any patent application filed by EMPLOYEE claiming or covering Intellectual Property in the Field within 6 months following termination of his employment with the COMPANY shall be the sole property of the COMPANY or its Assignee, unless and until finally determined by a court of competent jurisdiction to have been made and conceived after the termination of its collaboration with the COMPANY or its Assignee.

Article 6 - Non-Compete and Other Activities

6.1	EMPLOYEE undertakes, during the execution of this Agreement and, in case of termination of this Agreement, either by it, voluntarily, or by the COMPANY, for a period of six months thereafter anywhere within the prohibited area, to the COMPANY, (i) not to exercise operational activities, as an employee, officer or in any other manner of another company that would compete with the activities of the COMPANY in the field of genomic and genetic based clinical diagnostic cancer services (the “Field”), (ii) not to solicit, entice away (or try to do so) any clients or customers or prospective clients or customers of the COMPANY, anywhere in the world and (iii) not to be involved, directly or indirectly, in whatever capacity, in activities which are competing with the activities of the COMPANY in the Field. For the purpose of this provision, “prohibited area” includes each and all of the following geographic areas: (i) within 50 miles of Durham, North Carolina, (ii) North Carolina, (iii) North America, and (iv) Europe. With respect to this provision, EMPLOYEE acknowledges that the COMPANY competes in a global market and that unfair competition can only be prevented by enforcing this specific provision in the prohibited locations specifically set forth in this Article.

6.2	Subject to the non-compete provisions of Section 6.1 and the fulfillment of EMPLOYEE’s primary duties to the COMPANY in accordance with Article 1, EMPLOYEE may engage in independent commercial, legal and/or business activities so long as such activities do not, in the reasonable opinion of the CEO, conflict with the activities of COMPANY or the proper performance of EMPLOYEE’s duties and responsibilities to the COMPANY. EMPLOYEE will keep the CEO informed of the nature of such outside activities as appropriate.

Article 7 - Miscellaneous

7.1	EMPLOYEE acknowledges and agrees that the foregoing covenants and provisions of this Agreement are reasonably necessary for the protection of the COMPANY and that such covenants and provisions are reasonably limited with respect to the activities prohibited, the duration thereof, the geographical area thereof, the scope thereof and the effect on EMPLOYEE and the general public. EMPLOYEE further acknowledges and agrees that the purpose and effect of such restrictive covenants and provisions is solely to protect the COMPANY for a limited period of time from unfair competition by EMPLOYEE, and that the promises and benefits contained in this Agreement are conditioned upon EMPLOYEE agreeing to abide by and be bound by all of the covenants and provisions contained in this Agreement.

7.2	Any litigation under this Agreement may be brought by the COMPANY in the State of North Carolina, notwithstanding that EMPLOYEE is not at that time a resident of the State of North Carolina and cannot be served process within that state. EMPLOYEE hereby irrevocably consents to the jurisdiction of the courts of North Carolina (whether federal or state courts) over his or her person.

7.3	EMPLOYEE represents that he has not been debarred nor received notice of any action or threat with respect to his debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335 (a). EMPLOYEE agrees promptly to notify COMPANY upon receipt of any such notice and further agree, upon COMPANY’S request, to provide a separate written certification, on a form provided by COMPANY, to this effect.

7.4	EMPLOYEE agrees that this Agreement supersedes any agreement or understanding previously existing between the COMPANY and its affiliates (including their predecessors) and EMPLOYEE relating to the matters contained herein.

7.5	EMPLOYEE agrees that this instrument is the whole agreement between the COMPANY and EMPLOYEE and that no modification or variation shall be deemed valid unless provided for in a subsequent written agreement signed by both Parties.

7.6	EMPLOYEE’s employment with the COMPANY is not for a specific term and can be terminated by EMPLOYEE or the COMPANY at any time for any reason, with or without cause. EMPLOYEE acknowledges and agrees that any contrary representations which may have been made or which may be made to EMPLOYEE were not authorized by the COMPANY and are superseded by this agreement. The COMPANY request that all of its employees, to the extent possible, give advance notice if they intend to resign.

7.7	The following provisions shall survive expiration or termination of this Agreement for any reason: Section 6.1 and Articles 3, 4, 5 and 7; each in accordance with its terms. Expiration or termination of this Agreement for any reason shall not (i) relieve the parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, (ii) preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity, with respect to any breach of this Agreement or (iii) prejudice either party’s right to obtain performance of any obligation.

7.8	In the event EMPLOYEE leaves the employment of the COMPANY for any reason, EMPLOYEE agrees that the COMPANY is entitled to communicate EMPLOYEE’s continuing obligations under this Agreement to any future or potential employer and EMPLOYEE hereby consents to any such communication or notification.

7.9	If any part of any covenant or provision contained in this Agreement is determined by a court of competent jurisdiction, or by any arbitration panel to which a dispute is submitted, to be invalid, illegal or incapable of being enforced, then the court or arbitration panel so deciding shall interpret such provisions in a manner so as to enforce them to the fullest extent of the law. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any other provisions (or part thereof) of this Agreement shall in no way affect the validity or enforceability of any other provisions (or remaining part thereof).

7.10	By signing this Agreement, EMPLOYEE represents and warrants that EMPLOYEE is not under any obligation to any person or other third party and does not have any other interest that is inconsistent or in conflict with this Agreement, or that would prevent, limit or impair its performance of any of the covenants hereunder or its duties as an EMPLOYEE of the COMPANY.

7.11	Except as otherwise provided herein, no failure or delay of a Party to exercise any right or remedy under this Agreement shall be considered as a waiver of such right or remedy, or any other right and remedy under this Agreement. EMPLOYEE agrees that all remedies available to the COMPANY by reason of a breach of any of the foregoing provisions of this Agreement are cumulative and that none is exclusive and that all remedies may be exercised concurrently or consecutively at the option of the COMPANY.

7.12	This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns. The COMPANY may assign this Agreement to a wholly-owned subsidiary, “spin-off’ COMPANY, or other entity affiliated with the COMPANY. EMPLOYEE shall not assign his rights or obligations hereunder to any person or entity without the prior written consent of the COMPANY.

7.13	If a benefit promised herein is otherwise provided by the terms of a plan or policy sponsored by the COMPANY on account of the same event giving rise to the benefit under this Agreement, nothing herein shall be construed to entitle EMPLOYEE to duplicate benefits.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY THE COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

/s/ Joseph Sollee	April 14, 2008	/s/ Herman Spolders	April 14, 2008

EMPLOYEE signature & date			COMPANY signature & date

EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

δ 66-57.1 Employee’s right to certain inventions

Any provision in an employment agreement which provides that the employees shall assign or offer to assign any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer’s equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the employer’s business or actual or demonstrably anticipated research and development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.

ACKNOWLEDGMENT OF RECEIPT:

/s/ Joseph Sollee

Employee’s Signature

Dated: April 14, 2008

Jan Groen President & CEO +1 949 812 6979 x101 jan.groen@mdxhealth.com

January 27, 2014

VIA EMAIL ONLY

Joseph Sollee

117 Faison Road

Chapel Hill, NC 27517

Re:	Amendment to Employment Agreement

Dear Joe:

This letter sets forth the terms of our proposal, in connection with your (new) position as “Executive Vice President of Corporate Development, General Counsel and Secretary”, to amend certain provisions of your Employment Agreement with MDxHealth, Inc. (formerly known as Oncomethylome Sciences, Inc.), which agreement initially took effect on April 28, 2008 (the “Agreement”). Specifically, the parties have agreed, as and from the date of this letter, to:

A.	Expand the four (4) months severance period set forth in Section 3.3(i) of the Agreement to nine (9) months. As such, Section 3.4 of the Agreement shall have no more effect and is hereby deleted in its entirety; and

B.	Add a new Section 7.14 to the Agreement, as set forth on Schedule I enclosed with this letter.

If the foregoing properly and accurately reflects your understanding of our agreement, please execute in the space provided below and return the original executed copy to me for my records. Except as expressly amended by this letter, the Agreement shall remain in full force and effect

Sincerely,

Jan Groen, on behalf of MDxHealth, Inc.

/s/ Jan Groen
J. Groen
CEO

WITNESSED BY:

/s/ Christopher Thibodeau
Name:	Christopher Thibodeau
Title:
Date: February 1, 2014

ACKNOWLEDGED & AGREED:

By:	/s/ Joseph Sollee
Joseph Sollee

Date:February 1, 2014

15279 Alton Parkway | Suite 100 | Irvine, CA 92618 | 949.812.6979 | Fax: 949.242.2960 | www.mdxhealth.com

Schedule I

7.14	The intent of the parties is that payments and benefits under this Agreement are either exempt from or comply with Section 409A of the U.S. Internal Revenue Code (“Section 409A”) and this Agreement shall be interpreted to that end. The parties acknowledge and agree that the interpretation of Section 409A and its application is uncertain and may be subject to change as additional guidance and interpretations become available. If any payments or other benefits due to EMPLOYEE could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred or restructured, to the extent possible (without any reduction in such payments or benefits ultimately paid or provided to EMPLOYEE), in a manner that does not cause such an accelerated or additional tax. The Company shall consult with EMPLOYEE in good faith regarding the implementation of the provisions of this Section 7.14. In this regard:

(i) Six-Month Delay for Specified Employees. If any payment, compensation or other benefit provided to the EMPLOYEE in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the EMPLOYEE is a “specified employee” as defined in Section 409A, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the EMPLOYEE’s date of termination or, if earlier, the EMPLOYEE’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the EMPLOYEE during the period between the date of termination and the New Payment Date shall be paid to the EMPLOYEE in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(ii) Termination as a Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(iii) Payments for Reimbursements and In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the EMPLOYEE incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (b) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(iv) Payments within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment shall be within the sole discretion of the COMPANY.

(v) Installments as Separate Payment. If under this Agreement, an amount is paid in two (2) or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.